UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.  )
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QT Imaging Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 17, 2025
Dear Stockholder:
You are cordially invited to attend this year’s Annual Meeting of Stockholders of QT Imaging Holdings, Inc. on August 19, 2025 at 1:00 p.m., Eastern Time. The meeting will be held virtually, at www.virtualshareholdermeeting.com/QTI2025. The meeting will comprise a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report on Form 10-K is also enclosed for your information.
The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet, or you can also vote by mail by following the instructions on the paper copy of the proxy card that was mailed to you. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Dr. Raluca Dinu

DR. RALUCA DINU
Chief Executive Officer

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 19, 2025
The 2025 Annual Meeting of Stockholders of QT Imaging Holdings, Inc., a Delaware corporation, will be held on August 19, 2025 at 1:00 p.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/QTI2025, for the following purposes:
1.To elect two Class I directors to hold office until the 2028 annual meeting and until their respective successors are elected and qualified.
2.To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Board.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board of Directors recommends a vote FOR Items 1, 2 and 3. Stockholders of record at the close of business on July 16, 2025 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at Three Hamilton Landing, Suite 160, Novato, California 94949.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

DR. AVI S. KATZ
Chairman of the Board

July 17, 2025

IMPORTANT: Please vote your shares over the Internet, in the manner described at www.virtualshareholdermeeting.com/QTI2025, to assure that your shares are represented at the meeting, or you may mark, sign and date the paper copy of the proxy card that you received by mail and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 19, 2025: Our Proxy Statement is enclosed. Financial and other information concerning QT Imaging Holdings, Inc. is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended, as well as our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, which are available on the SEC’s website at www.sec.gov and on our website at https://www.qtimaging.com/sec-filings/. A complete set of proxy materials relating to our Annual Meeting, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K, is available on the Internet and may be viewed at www.virtualshareholdermeeting.com/QTI2025.

PROXY STATEMENT
i

2025 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

•	Time and date:	1:00 p.m., Eastern Time, August 19, 2025

•	Place:	Virtually, at: www.virtualshareholdermeeting.com/QTI2025

•	Record date:	July 16, 2025

•	How to vote:
In general, you may vote by the Internet or mail. See “Voting Instructions” on page 3 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

Proposal	Board Voting Recommendations	Page Reference (for more detail)

Election of directors	“FOR” EACH DIRECTOR NOMINEE	5

Ratification of BPM LLP as our independent registered public accounting firm for fiscal 2025	“FOR”	16

Amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Board	"FOR"	18
Board Nominees

Name	Age	Director of QT Imaging Since	Position at QT Imaging	Independent

Daniel Dickson	73	March 2024	Director	X

James Greene	71	March 2024	Director	X
Fiscal 2024 Business Performance Highlights
•Commercial revenue was $4.9 million for the year ended December 31, 2024, compared to less than $0.1 million for the year ended December 31, 2023. The Company shipped twelve QT Breast Acoustic CTTM Scanners in 2024, of which eleven were for commercial shipments and one was for the NIH program, compared to no shipments in 2023.
•Gross margin during the year ended December 31, 2024 was 54%, compared to a negative margin during the year ended December 31, 2023. The Company did not have commercial revenue in 2023 and therefore the comparison of gross margins is not meaningful.
•Net loss for the year ended December 31, 2024 was $9.0 million, which included $3.6 million of non-cash interest expense, $0.3 million of stock-based compensation expense, $0.2 million of warrant modification expense, $0.4 million of loss on debt extinguishment, and a combined $8.0 million other income from decrease in fair value of derivatives and earnout liabilities. Net loss for the year ended December 31, 2023 was $6.1 million, which included $0.7 million in stock-based compensation, $0.4 million of debt conversion loss, and $0.2 induced conversion expense.
•Net cash used in operating activities during the year ended December 31, 2024 was $10.0 million, compared to $2.7 million during the year ended December 31, 2023.

QT IMAGING HOLDINGS, INC.
THREE HAMILTON LANDING, SUITE 160, NOVATO, CA 94949

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 19, 2025
The board of directors (the “Board of Directors” or “Board”) of QT Imaging Holdings, Inc. is soliciting your proxy for the 2025 Annual Meeting of Stockholders to be held on August 19, 2025, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). This Proxy Statement and related materials are first being made available to stockholders on or about July 16, 2025. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “QT Imaging” are to QT Imaging Holdings, Inc., and references to the “Annual Meeting” are to the 2025 Annual Meeting of Stockholders. When we refer to QT Imaging’s fiscal year, we mean the annual period ending on December 31. This Proxy Statement covers our 2024 fiscal year, which ended on December 31, 2024. When we refer to “in person” attendance and voting at the Annual Meeting, we mean virtual attendance and voting over the Internet during the Annual Meeting (such meaning having been authorized by the Board in accordance with Section 9.5 of our Second Amended and Restated Bylaws (the “Bylaws”)).
SOLICITATION AND VOTING
Record Date
Only stockholders of record at the close of business on July 16, 2025 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 28,710,144 shares of QT Imaging’s Common Stock, par value $0.0001 per share (“Common Stock”), were outstanding and entitled to vote.
Quorum
At least one-third of the 28,710,144 shares of Common Stock outstanding as of the record date, or 9,570,048 shares of Common Stock, must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Withheld votes, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Votes Required to Approve Each Proposal
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on each other proposal. Shares not present at the meeting will have no effect on any proposal to be voted on at the Annual Meeting, assuming that a quorum is present. The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are to be counted:

Proposal	Votes Required	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed(1)

Proposal No. 1: Election of directors	The plurality of the votes cast. This means that the two director nominees who receive the highest number of “FOR” votes will be elected as Class I directors. You may vote “For” or “Withhold” with respect to each director nominee.	None(2)	No(3)

Proposal No. 2: Ratification of BPM LLP as our independent registered public accounting firm for fiscal 2025	The affirmative vote of the majority of the shares present and entitled to vote. You may vote “For,” “Against” or “Abstain” with respect to this proposal.	None(4)	Yes(5)

Proposal No. 3: Approval of an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Board	The affirmative vote of a majority of the outstanding shares of our Common Stock. You may vote “For,” “Against” or “Abstain” with respect to this proposal.	(6)	Yes(5)
________________
(1)If your shares are held in “street name” by a bank or broker, such bank or broker is required to vote your shares according to your instructions, if provided. If you do not provide specific voting instructions, under NYSE rules governing banks and brokers who submit a proxy card with respect to shares held in “street name,” such banks and brokers have the discretionary authority to vote on routine matters, but not on non-routine matters. A broker non-vote occurs when a bank or broker has not received voting instructions from the beneficial owner of the shares and the bank or broker cannot vote the shares at its discretion because the matter is not considered a routine matter under NYSE rules. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
(2)A vote that is withheld will be excluded entirely from the vote with respect to the director nominee from which it is withheld and will have the same effect as an abstention. Withheld votes and abstentions will not count as votes “FOR” or “AGAINST” a director, and thus will not affect the outcome of this proposal (assuming that a quorum is present), because directors are elected by plurality voting.
(3)As this proposal is not considered a routine matter, banks and brokers lack authority to exercise their discretion to vote on this proposal if you do not provide specific voting instructions. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.
(4)A vote marked as an abstention is not considered a vote cast, and thus will not affect the outcome of this proposal, assuming that a quorum is present.
(5)As this proposal is considered a routine matter, banks and brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
(6)Abstentions will have the effect of a vote against this proposal.
Voting Instructions
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:
•Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions at https://www.virtualshareholdermeeting.com/QTI2025 to vote over the Internet, or on the paper copy of the proxy card that you received by mail, then sign and return your proxy card in the prepaid envelope. You may also vote in person at the Annual Meeting.
•Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.
Votes submitted over the Internet must be received by 11:59 p.m., Eastern Time, on August 18, 2025. Submitting your proxy over the Internet will not affect your right to vote in person during the Annual Meeting should you decide to attend the Annual Meeting in person.
Revocability of Proxy
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again over the Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Secretary at the principal executive offices of QT Imaging before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a valid proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Solicitation of Proxies
We are soliciting your proxy for the Annual Meeting and will bear the cost of such solicitation process. This includes the charges and expenses for preparation, assembly, printing, mailing, and distribution of this proxy statement and the related proxy materials. Morrow Sodali, a proxy solicitor, has been retained to assist us in the solicitation of proxies for the special meeting, and we will pay Morrow Sodali $12,000, plus reimbursement for its reasonable out-of-pocket expenses, and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as our proxy solicitor. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Morrow Sodali, or, without any additional compensation, by certain of our directors, officers and employees. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.
In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our Common Stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs.
Voting Results
We will announce preliminary voting results at the Annual Meeting. We will report final results on a Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board consisting of two Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Following the Annual Meeting, we will have no vacancies on our Board.
The term of the existing Class I directors will expire on the date of this Annual Meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board at this Annual Meeting. The Board’s nominees for election by the stockholders to those two positions are (1) current independent Class I director, Daniel Dickson, and (2) current independent Class I director, James Greene. Each nominee has consented to being named in the proxy materials relating to the Annual Meeting and to serve if elected.
If elected, each nominee will serve as a director until our annual meeting of stockholders in 2028 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.
The two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. A “Withhold” vote will have no effect on the vote.
The Board recommends that you vote “FOR” the nominees named above.
The names of our directors, including the nominees for Class I directors to be elected at this Annual Meeting, and certain information about them as of July 3, 2025 is set forth below.

Name	Position at QT Imaging	Age	Director of QT Imaging Since

Class I Director Nominees for Election at the 2025 Annual Meeting of Stockholders:

Daniel Dickson	Director	73	2024

James Greene	Director	71	2024

Class II Directors Whose Terms Expire at the 2026 Annual Meeting of Stockholders:

Ross Taylor	Director	61	2024

Professor Zeev Weiner	Director	66	2024

Class III Directors Whose Terms Expire at the 2027 Annual Meeting of Stockholders:

Dr. Raluca Dinu	Chief Executive Officer, President, Secretary and Director	51	2024

Dr. Avi Katz	Chairman of the Board of Directors	67	2024

Dr. John C. Klock	Director	80	2024
Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships
Class I Directors
Mr. Daniel Dickson joined the QT Imaging, Inc. Board in November 2022, and has continued to serve on our Board following the closing of our business combination with QT Imaging, Inc. (the "Business Combination") in March 2024. Mr. Dickson began his executive management career in 1980, when he joined General Electric Company. From 1980 until 1987, he held a number of strategic and operational roles and had responsibility for a $300 million business in the company’s consumer electronics division. In 1987, Mr. Dickson left GE to join a startup company that brought advanced technology to consumer products retailing. As SVP Marketing, he helped grow revenue to $12 million and was a key player in the company’s IPO in 1989. In 1990, Mr. Dickson moved to California, where he became President and COO of a privately held data management company located in Santa Monica, CA. After repositioning the company to take advantage of the growing trend toward personalized marketing and internet-based market research, he was brought to San Francisco by the venture capital firm Draper Fisher Jurvetson in 1996 to serve as President and CEO of one of their early-stage internet companies. Based on this experience, he joined The Brenner Group, Inc., in

1998 where he built that company’s interim CEO practice. During that period, he also served as a “parachute” CEO and was retained by multiple San Francisco Bay Area venture firms to manage and reposition their portfolio companies, including Armus Corporation, a data management firm that focused on medical outcomes (acquired by Health Catalyst Capital Management in 2022), and Vital Transport, a start-up company involved in organ transport. In 2003, Mr. Dickson returned to the East Coast where he became President and CEO of Best Cellars, Inc., an innovative wine retailer with operations in five states. After doubling sales and creating a significant internet business, he negotiated the company’s acquisition by the $9 billion publicly held Great Atlantic & Pacific Grocery chain in 2007. After the acquisition, Mr. Dickson was retained as a “virtual COO” for the company’s $200 million wine, beer, and spirits operation, where he remained until 2011. From 2011 to 2018, he served as a board member and later advisor to the board of The Winebow Group, an $800 million fine wine distributor with locations in 19 states across the country. From 2018 until 2021 he acted as CFO of the Latin American Auto Group, an initiative led by automotive industry pioneer Marshall S. Cogan. He currently maintains an independent consulting practice focusing on executive coaching and strategic analysis, and is an executive coach affiliated with SUMMi7 LLC in Dallas, TX. Mr. Dickson holds an M.B.A., with Distinction, from Harvard’s Graduate School of Business Administration (1980), and a B.S. in Public Communication, Summa Cum Laude, from Boston University (1974), and is a registered Agile Product Owner and Scrum Master.
We believe Mr. Dickson is qualified to serve on our Board because of his more than 30 years of C-level experience and expertise working in companies ranging from startups to Fortune 50 and his experience in industries from consumer products to enterprise software, as well as his proven ability to focus and scale a company.
Mr. James Greene joined our Board in March 2024. Mr. Greene serves as a director of Umpqua Bank (Nasdaq: UMPQ) and UpHealth, Inc. (OTC Pink: UPHL). He is Founder and Managing Partner of Sky D Ventures, LLC, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner with an incubator of start-ups focused on digital platforms and solutions from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (Nasdaq: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization. Before Mr. Greene’s tenure at Cisco and Accenture, he generated significant growth as president and CEO of Abilizer, a portal technology start-up company, as managing director at Capgemini, and as global head of financial services at TeleTech.
We believe that Mr. Greene is qualified to serve on our Board based on his leadership experience with technology companies, as well as his business development and finance experience.
Class II Directors
Mr. Ross Taylor joined our board in March 2024. Ross Taylor is the Chief Financial Officer of BillionToOne, Inc. Mr. Taylor served as Senior Vice President and Chief Financial Officer of Codexis, Inc. from August 2019 to January 2023. Previously, Mr. Taylor served as Chief Financial Officer, Vice President of Finance and Secretary of Abaxis, Inc. from August 2015 through July 2018 at which time Zoetis acquired Abaxis, Inc. Also, Mr. Taylor served as Vice President of Business Development & Investor Relations at Abaxis, Inc. from October 2014 through July 2015. Prior to Abaxis, Mr. Taylor worked in equity research for various Wall Street firms including CL King & Associates, where he was Senior Vice President/Equity Research Analyst from July 2005 through October 2014, UBS, and Smith Barney. Mr. Taylor earned a Master of Business Administration degree at Columbia Business School and a Bachelor’s degree in Economics from Duke University.
We believe that Mr. Taylor is qualified to serve on the Board based on his business experience and his financial expertise.
Professor Zeev Weiner joined our Board upon the closing of the Business Combination in March 2024. Professor Weiner has been the director of the Department of Obstetrics and Oncology at the Rambam Health Care Campus in Haifa, Israel since 2014. He is currently the president of the OB/GYN Society of Northern Israel, a member of Israel’s National OB/GYN Committee, a member of the Obstetrics and Gynecology Teaching Committee at Technion – Israel Institute of Technology’s Rappaport Faculty of Medicine, a member of Life journal’s editorial board, an organizer of post-graduate courses in obstetrics for resident physicians in northern Israel and a reviewer of the publication Prenatal Diagnosis. Professor Weiner also sits on the Rappaport Faculty of Medicine at Technion – Israel Institute of Technology in Haifa, Israel, a leading global medical school, as both a clinical professor and an associate clinical professor, positions Professor Weiner has held since 2022 and 2007, respectively. Since 1987, Professor Weiner has served as an instructor of obstetrics and gynecology to clinical medical students and a lecturer of obstetrics and gynecology to fifth year obstetrics and gynecology residents, in each case through the Rappaport Faculty of Medicine at Technion – Israel Institute of Technology. Since 2002, Professor Weiner has also served as lecturer of an ultrasound and doppler in obstetrics and gynecology course at the Israel School of Ultrasound in Obstetrics and Gynecology. Previously, Professor Weiner was the director Ultrasound in Obstetrics and Gynecology Rambam Health Care Campus from 2005 to 2014, the director of Maternal Fetal Medicine in the Department of Obstetrics and Gynecology at the Lutheran Medical Center in Brooklyn, NY from 2003 to 2005, and the director of Perinatology at the Emek Medical Center in Afula, Israel from 1998 to 2003. In addition, Professor Weiner served as head of the OB/GYN Exam Preparation Committee at Technion – Israel Institute of Technology’s Rappaport Faculty of Medicine from 2009 to 2012. In connection with these academic activities, Professor Weiner’s research has been published numerous times in various medical and related academic journals. Professor Weiner received his MD from Tel Aviv University’s Sackler Faculty of Medicine in 1986, and an MHA from Tel Aviv University’s Sackler Faculty of Medicine in 2012. Professor Weiner received the “Outstanding Sixth Year Student” in 1986 in honor of his high academic achievement as a medical student. Further, in 2005, Professor Weiner received the National Faculty Award in the field of Obstetrics and Gynecology from the American College of Obstetrics and Gynecology’s Council on Resident Education in Obstetrics and Gynecology and the APGO Excellence in Teaching Award from the Association of Professors of Gynecology and Obstetrics at Lutheran Medical Center’s Department of Obstetrics and Gynecology.
We believe that Professor Weiner is qualified to serve on our Board based on his business experience and his obstetrics and oncology expertise.
Class III Directors
Dr. Raluca Dinu co-founded our predecessor, GigCapital5, Inc. ("GigCapital5") with Dr. Avi S. Katz, who is our Chairman of the Board, and has served as a member of our Board, as well as our President, Chief Executive Officer and Secretary since February 2021. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GigCapital2, Inc. (“GIG2”) from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GigCapital3, Inc. (“GIG3”) beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as GigCapital4, Inc. (“GIG4”) until March 2024, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GigCapital7 Corp. (“GIG7”) in May 2024, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable industries, and Dr. Dinu has served on the board of directors of Gig7 since its inception. GIG7 completed its initial public offering in August 2024. Drs. Katz and Dinu also co-founded GigInternational1, Inc., a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, and Dr. Dinu served as a director beginning with the inception of GigInternational1 and as the Chief Executive Officer, President and Secretary of GigInternational1 beginning in March 2021. In November 2022, GigInternational1 decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Dinu also holds a 50% membership interest in GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Optical Interconnects Division of Integrated Device Technology, Inc. ("IDT") (Nasdaq: IDTI). Prior to that, she held several executive-level positions at GigPeak, Inc. (NYSE MKT: GIG) including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021 and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, our Chairman of the Board.
We believe Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly-listed company and her investing experience, and as she is our Chief Executive Officer.

Dr. Avi S. Katz co-founded GigCapital5 together with Dr. Dinu and has served as the Chairman of the Board since the inception of GigCapital5 in January 2021. Dr. Katz had also been GigCapital5’s Chief Executive Officer and President for a short period of time before Dr. Dinu substituted for him as GigCapital5’s Chief Executive Officer and President. Dr. Katz was the sole manager of GigAcquisitions5, which was our founding stockholder, until its dissolution in March 2025. Dr. Katz holds a 50% membership interest in GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry working for privately held start-ups, and publicly traded middle-cap companies and large enterprises. After the sale of GigPeak (also known as GigOptix), which he founded and bootstrapped in April 2007 to IDT in April 2017, in October 2017, Dr. Katz founded GigCapital Global as a serial issuer of private-to-public equity (PPE) entities, also known as special-purpose-acquisition-company (SPAC). Dr. Katz co-founded GIG7 with Dr. Dinu, and Dr. Katz has served as the Chief Executive Officer and the Chairman of the Board since the inception of GIG7 in May 2024. GIG7 completed its initial public offering in August 2024, raising $200 million. It is listed on Nasdaq and trades under the ticker symbol “GIG.” In September 2017 he founded GigCapital, Inc. (“GIG1”), company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of approximately $144 million. On February 22, 2019, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at about transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra uplisted to the NYSE). In November 2023, Kaleyra was sold to Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company. Dr. Katz served as the Chairman of the Board and Secretary of Kaleyra since the consummation of the transaction in November 2019 until the acquisition by Tata. In this capacity, Dr. Katz steered many restructurings and refinancings, including the acquisition of mGage from Blackstone for about $225 million in a cash and stock deal in June 2021. Prior to that time, Dr. Katz served as the Executive Chairman, Secretary, and Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GIG2, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of about $173 million. On June 8, 2021, GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC, and the Company changed its name to UpHealth, Inc. and was listed on the NYSE under the new ticker symbol “UPH”, where it remained listed until 2024 when it was delisted from the NYSE and commenced trading on the OTC Pink under the new ticker symbol “UPHL.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the Board of UpHealth in June 2022. In this capacity, Dr. Katz has steered many restructurings and refinancings of the company, including the sales of two divisions of the company -- IGI, which was sold for $56 million in a cash deal in June 2023, and Cloudbreak health, which was sold for $180 million in a cash deal to GTCR in March 2024. In February 2020, Drs. Katz and Dinu co-founded GIG3, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200 million. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., which did business as Lightning eMotors, and GIG3 retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV,” but now is listed on the OTC Expert Market under the ticker symbol “ZEVY.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors and served in that position until October 2021 when he did not stand for reelection to the board of directors. In December 2020, Drs. Katz and Dinu co-founded GIG4, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of about $359 million. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC. The business combination between GIG4 and BigBear.ai Holdings, LLC closed in December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and since then and until March 2024, has continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209 million. GigInternational1 listed on Nasdaq under the symbol “GIW,” but in November 2022, decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Katz was the Executive Chairman of GigInternational1 since its inception. Prior to launching his first Private-to-Public (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak, originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix / GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc. From 2000 to 2003, Dr. Katz was the chief executive officer, president and a member of the board of directors of Equator Technologies. Prior to it, Dr. Katz held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and made numerous angel investments in high-tech companies around the world, being a serial entrepreneur. He holds many U.S. and international patents, authored and co-authored more than 350 published scientific and technical articles in reputable journals, and is the editor of a number of technical books. Dr. Katz is a global philanthropist, and among many other activities, serves as board member of the NY Philharmonic Company. He is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Materials from the Technion (Israel Institute of Technology). Dr. Katz is married to Dr. Dinu, our Chief Executive Officer and one of our directors.
We believe that Dr. Katz is qualified to serve as Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.
Dr. John C. Klock served as the Chief Executive Officer of QT Imaging, Inc. from 2014 to 2024, and as a Director and Founder of QT Imaging, Inc. and its predecessors since 2011. Following the Closing of the Business Combination in March 2024, he has served as a member of our Board, and briefly served as our Chief Executive Officer until Dr. Dinu took over that role shortly after the closing of the Business Combination. Prior to serving in these positions with QT Imaging, Dr. Klock was involved in the start-up of five medical companies, including as Co-Founder and President of BioMarin Pharmaceutical, Inc., which successfully commercialized five FDA drugs; and Scientific Founder and Vice President of Research of Glycomed, Inc., which was acquired by Ligand Pharmaceuticals, Inc. He also personally brought to market a novel cancer treatment, the first rapid AIDS test, comprehensive tests for detecting metabolic diseases in children, and several drugs for treating pediatric genetic conditions. Dr. Klock has authored over 100 peer-reviewed medical and scientific publications and has been granted eight patents.
We believe Dr. Klock is qualified to serve on our Board due to his intimate knowledge of the business and operations of QT Imaging, including the scientific basis, regulatory requirements, sales and marketing channels of QT Imaging’s products, as well as Dr. Klock’s extensive medical experience.

CORPORATE GOVERNANCE
Director Independence
The Board has determined that, other than Dr. Raluca Dinu, Dr. Avi S. Katz, and Dr. John C. Klock, each of the current members and nominees of the Board is an “independent director” for purposes of the listing standards of the Nasdaq Stock Exchange (“Nasdaq”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the Board and the various committees of the Board, and which is defined generally as a person other than an executive officer or employee of QT Imaging or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Board Responsibilities and Structure
The Board oversees, counsels, and directs management in the long-term interests of QT Imaging and our stockholders. The Board’s responsibilities include:
•selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other executive officers;
•planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other executive officers;
•reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;
•overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and
•overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate.
Board Leadership Structure. The Board has leadership in the form of a Chairman of the Board. The Bylaws establish a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. In accordance with this policy, the Board maintains a separate Chairman of the Board who is not the Chief Executive Officer of QT Imaging. The duties of the Chairman of the Board include:
•presiding over all meetings of the Board;
•preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of the Board;
•working with the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee to manage the Board’s process for annual director self-assessment and evaluation of the Board and of the Chief Executive Officer;
•general supervision and control of the acquisition and financing activities of the Company; and
•presiding over all meetings of stockholders.
The Board’s Role in Risk Oversight at QT Imaging
The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board is responsible for general oversight of risks and regular review of information regarding the Company’s risks, including credit risks, liquidity risks, and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks.

Executive Sessions
QT Imaging regularly has executive sessions of the Board where members of management and members of the Board who are employees of the Company are not in attendance. The Chairman of the Board, Dr. Avi S. Katz, has presided at these executive sessions. Any party wishing to make their concerns known to non-management or independent directors of the Board may contact Dr. Avi S. Katz at the following email address: avi.katz@qtimaging.com.
Board Composition and Classification
The Board consists of seven members. In accordance with the Second Amended and Restated Certificate of Incorporation (the "Charter"), the Board is classified. The Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms, and only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board consists of the following members:
•the Class I directors are Daniel Dickson and James Greene and their terms will expire at the annual meeting of stockholders to be held in 2025;
•the Class II directors are Ross Taylor and Professor Zeev Weiner and their terms will expire at the annual meeting of stockholders to be held in 2026; and
•the Class III directors are Dr. Avi S. Katz, Dr. Raluca Dinu and Dr. John Klock and their terms will expire at the annual meeting of stockholders to be held in 2027.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified, in accordance with the Charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
This classification of the Company’s directors may have the effect of delaying or preventing changes in control of the Company.
Meetings of the Board and Committees
Following the Business Combination, when the Board in its current form was constituted, the Board held 6 meetings during the fiscal year ended December 31, 2024. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During our last fiscal year, each of our incumbent directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.
The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance

Dr. Avi S. Katz

Dr. Raluca Dinu

Dr. John C. Klock

Ross Taylor	Chair	X	X

Daniel Dickson		X	X

James Greene	X	Chair	X

Professor Zeev Weiner	X		Chair

Number of meetings during fiscal year 2024:	4	1	1

Board Committees
The standing committees of the Board consist of the Audit Committee, the Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Additionally, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific matters.
The Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
The members of the Company’s Audit Committee are Ross Taylor, Professor Zeev Weiner and James Greene. Mr. Taylor is the Chair of the Audit Committee and the “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of Nasdaq. The Company’s Audit Committee oversees the Company’s corporate accounting and financial reporting process and assists the Board in monitoring the Company’s financial systems. The Company’s Audit Committee also:
•assists the Board in the oversight of (1) the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company, (2) the preparation and integrity of the consolidated financial statements of the Company, (3) the compliance by the Company with financial statement and regulatory requirements, (4) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firm, and (5) the qualifications and independence of the Company’s independent registered public accounting firm;
•reviews with each of the internal auditors and independent registered public accounting firm the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation.
•reviews and discusses with management and internal auditors the Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;
•reviews and discusses with management, internal auditors and the independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;
•receives and reviews reports of the independent registered public accounting firm discussing (1) all critical accounting policies and practices to be used in the independent registered public accounting firm’s audit of the Company’s consolidated financial statements, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;
•reviews and discusses with management and the independent registered public accounting firm the annual and quarterly consolidated financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of the Company prior to the filing of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q;
•reviews, or establishes, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;
•discusses with management and the independent registered public accounting firm any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;
•reviews material pending legal proceedings involving the Company and other contingent liabilities;

•meets periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;
•reviews and approves all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;
•establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;
•reviews periodically with the Company’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the consolidated financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s consolidated financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and
•establishes policies for the hiring of employees and former employees of the independent registered public accounting firm.
The Company’s Audit Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Compensation Committee
The Company has established a Compensation Committee of the Board. The members of our Compensation Committee are Daniel Dickson, Professor Zeev Weiner, Ross Taylor and James Greene. Mr. Greene serves as Chair of the Compensation Committee. The Company has adopted a Compensation Committee charter, which details the purpose and responsibility of the compensation committee, including:
•reviewing the performance of the Chief Executive Officer and executive management;
•assisting the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);
•reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company philosophy;
•approving the salaries, bonus and other compensation for all executive officers;
•reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;
•reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;
•reviewing and making recommendations concerning executive compensation policies and plans;
•reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;
•reviewing and approving the awards made under any executive officer bonus plan, and provide an appropriate report to the Board;
•reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;
•reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;
•assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;
•issuing an annual report of the compensation committee on executive compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;
•annually evaluating the committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and
•undertaking all further actions and discharge all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The members of the Company’s Nominating and Corporate Governance Committee are Ross Taylor, James Greene, Daniel Dickson and Professor Zeev Weiner. Professor Zeev Weiner is the Chair of the Company’s Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending nominees for election as directors. Specifically, the Nominating and Corporate Governance Committee will:
•develop and recommend to the Board the criteria for appointment as a director;
•identify, consider, recruit and recommend candidates to fill new positions on the Board;
•review candidates recommended by stockholders;
•conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
•recommend director nominees for approval by the Board and election by the stockholders at the next annual meeting.
The Company’s Nominating and Corporate Governance Committee operate under a written charter which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Director Nominations
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of QT Imaging (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by QT Imaging; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by QT Imaging. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein. For additional information regarding the nomination process and applicable requirements, see “Stockholder Proposals and Nominations to be Presented at 2025 Annual Meeting” on page 37 of this Proxy Statement.
Communications with Directors
Stockholders may communicate with QT Imaging’s Board through QT Imaging’s Secretary by writing to the following address: Board of Directors, c/o Secretary, QT Imaging Holdings, Inc., Three Hamilton Landing, Suite 160, Novato, California 94949. QT Imaging’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. QT Imaging’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within QT Imaging for review and possible response.
Director Attendance at Annual Meetings
We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. This Annual Meeting is the first annual meeting of stockholders to be held by QT Imaging since the consummation of the Business Combinations that formed QT Imaging and the election of the current Board.
Committee Charters and Other Corporate Governance Materials
We have adopted a Code of Business Conduct and Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Business Conduct and Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at our website at https://qtimaging.com or at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.
Our Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that are available on our website at https://www.qtimaging.com/governance-documents/.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://www.qtimaging.com/governance-documents/. A printed copy of the guidelines may also be obtained by any stockholder upon request.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards.
The foregoing summary of our insider trading policy is qualified in its entirety by reference to the full text of the policy, which has been filed as Exhibit 19.1 to our 2024 Annual Report.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected BPM LLP (“BPM”), San Jose, CA, PCAOB ID: 207, to serve as our independent registered public accounting firm to audit the consolidated financial statements of QT Imaging for the fiscal year ending December 31, 2025. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for QT Imaging. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of QT Imaging and its stockholders.
For this Annual Meeting, a representative of BPM is expected to be present, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table presents the aggregate fees billed for professional services rendered by BPM for the fiscal years ended December 31, 2024 and 2023.

	Fiscal Year 2023	Fiscal Year 2024
Audit Fees (1)	$337,666	$406,470
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$337,666	$406,470
(1) Audit fees consist of fees billed and to be billed for professional services rendered for the audit of our year-end financial statements, reviews of our condensed financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards, including permitted due diligence services related to a potential business combination.
(3) Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4) All other fees consist of fees billed for all other services.
Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent registered public accounting firm as provided under the Audit Committee charter.
The Audit Committee has determined that all services performed by BPM are compatible with maintaining the independence of BPM. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board Recommendation
A majority of the votes cast “For” or “Against” this proposal at the Annual Meeting must be cast “For” this proposal for it to be approved. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the stockholders do not approve the ratification of BPM as our independent registered public accounting firm, the Audit Committee will reconsider its selection.
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of BPM as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards of the Nasdaq. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on QT Imaging’s website at https://www.qtimaging.com/governance-documents/.
The Audit Committee oversees QT Imaging’s financial reporting process on behalf of the Board. The Audit Committee is responsible for retaining QT Imaging’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including internal controls, and procedures designed to insure compliance with applicable laws and regulations. QT Imaging’s independent registered public accounting firm for the fiscal year ended December 31, 2024, BPM, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements for the fiscal year ended December 31, 2024 with accounting principles generally accepted in the United States of America.
The Audit Committee has reviewed and discussed with management QT Imaging’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of QT Imaging’s internal controls and the overall quality of QT Imaging’s financial reporting.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to QT Imaging’s Board that QT Imaging’s audited consolidated financial statements be included in QT Imaging’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
AUDIT COMMITTEE
Mr. Ross Taylor, Chairman
Mr. James Greene
Professor Zeev Weiner
The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of QT Imaging under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that QT Imaging specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”
PROPOSAL NO. 3
APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
Our Board has approved, and is seeking stockholder approval of, an amendment (the “Amendment”) to our Charter to combine the outstanding shares of our Common Stock into a lesser number of outstanding shares (a “Reverse Stock Split”), at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Board.
On July 2 and July 11, 2025, our Board unanimously determined that the Amendment is advisable and in the best interests of the Company and our stockholders and recommended that our stockholders approve the Amendment. In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Amendment by our stockholders.
No other changes to the Charter are being proposed. The full text of the proposed Amendment is attached to this Proxy Statement as Appendix A.
Reverse Stock Split
If approved by our stockholders, this proposal would permit (but not require) the Board to effect a Reverse Stock Split of the outstanding shares of our Common Stock, at a specific ratio within a range of 2:1 to 20:1, with the specific ratio to be fixed within this range by the Board in its sole discretion without further stockholder approval. We believe that enabling the Board to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.
In fixing the ratio, the Board may consider, among other things, factors such as: the initial and continued listing requirements of Nasdaq; the number of shares of our Common Stock outstanding; potential financing opportunities; and prevailing general market and economic conditions.
The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of the Amendment to our Charter with the Secretary of State of the State of Delaware (the “Effective Time”). Such filing is expected to occur promptly after stockholder approval of this proposal, with the exact timing of the Amendment to be determined by the Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the Reverse Stock Split if, at any time prior to the Effective Time, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.
The Amendment to our Charter to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Board, within the range approved by our stockholders.
Reasons for the Reverse Stock Split
The Board’s primary reasons for approving and recommending the Reverse Stock Split are to increase the per share price of the Company’s Common Stock to comply with the minimum share price requirement of the initial listing standards of Nasdaq.
Reducing the number of outstanding shares of our Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of our Common Stock, there can be no assurance that even if the Reverse Stock Split is effected, that the share price of the Company’s Common Stock will be sufficient, over time, for the Company to maintain compliance with the Nasdaq minimum share price requirement.
Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a share price over the minimum average share price required by Nasdaq or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
Potential Effects of the Proposed Amendment to Effect a Reverse Stock Split
If our stockholders approve the Reverse Stock Split and the Board effects it, the number of shares of Common Stock issued and outstanding will be reduced, depending upon the ratio determined by the Board. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that, as described below under “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).
The Reverse Stock Split will not change the terms of the Common Stock. Additionally, the Reverse Stock Split will have no effect on the number of shares of Common Stock that we are authorized to issue. After the Reverse Stock Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. The Common Stock will remain fully paid and non-assessable.
After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.
Registered “Book-Entry” Holders of Common Stock

Our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with statements reflecting the number of shares registered in their accounts.
Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-Reverse Stock Split Common Stock.
Holders of Certificated Shares of Common Stock
From and after the Effective Time, each holder of certificate(s) which immediately prior to the Effective Time represented outstanding shares of our Common Stock (the “Old Certificates”), shall be entitled to receive certificate(s) representing the shares of post-Reverse Stock Split Common Stock into which the shares of Common Stock represented by such Old Certificates are reclassified pursuant to the Amendment.
Stockholders holding shares of our Common Stock in certificated form will be sent a letter of transmittal by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder may surrender his, her or its Old Certificates to the transfer agent. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, upon the stockholder’s surrender of his, her or its Old Certificates to the transfer agent, together with a properly completed and executed letter of transmittal, the transfer agent will register the appropriate number of shares of post-Reverse Stock Split Common Stock electronically in book-entry form and provide the stockholder with a statement reflecting the number of shares registered in the stockholder’s account. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Until surrendered, each Old Certificate will continue to be valid and represent the number of shares of post-Reverse Stock Split Common Stock into which such shares of Common Stock shall have been converted pursuant to the Amendment, excluding any fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for the appropriate number of shares of post-Reverse Stock Split Common Stock. If an Old Certificate has a restrictive legend on its reverse side, a new certificate will be issued with the same restrictive legend on its reverse side.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Fractional Shares
We will not issue fractional shares in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.
Effect of the Reverse Stock Split on Outstanding Stock Options and Warrants
Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio.
Accounting Matters
The proposed Amendment to our Charter will not affect the par value of our Common Stock. As a result, at the Effective Time, the stated capital on our balance sheet attributable to the Common Stock will be reduced in the same proportion as the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss will be restated for prior periods to conform to the post-Reverse Stock Split presentation.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following summary describes, as of the date of this Proxy Statement, certain U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders of our Common Stock, as defined below. For purposes of this summary, a U.S. holder is a beneficial owner of our Common Stock that is:
•an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996 and a valid election is in place under applicable Treasury regulations to treat such trust as a U.S. person for U.S. federal income tax purposes.
This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement, and all of which are subject to change. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split and do not intend to do so. This summary is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed herein.
This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, including banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for U.S. federal income tax purposes, non-U.S. persons, shareholders who acquired their shares of our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders of interests other than Common Stock, including options or warrants, or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary does not address U.S. backup withholding and information reporting. This summary does not address U.S. holders who beneficially own Common Stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or non-U.S. laws, or under U.S. federal estate or gift tax laws.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.
Each holder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any non-U.S., state, or local income tax consequences
General U.S. Federal Income Tax Treatment of the Reverse Stock Split
The Reverse Stock Split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally should not recognize income, gain, or loss upon the exchange of shares of our Common Stock for a lesser number of shares of our Common Stock, based upon the Reverse Stock Split ratio, except potentially to the extent of the value of any additional fraction of a share of our Common Stock received by a U.S. holder due to rounding up in lieu of issuance of fractional shares of our Common Stock, as described above under “Fractional Shares”. The U.S. federal income tax consequences of receiving any additional fraction of a share of Common Stock in lieu of a fractional share is unclear. A U.S. holder could recognize gain to the extent, if any, that the value of any additional fraction of a share of our Common Stock received solely in lieu of issuance of fractional shares, on a per share basis, exceeds the U.S. holder’s per share basis in its shares of Common Stock held immediately after the Reverse Stock Split, excluding the additional fraction of a share. A U.S. holder’s aggregate tax basis in the lesser number of shares of our Common Stock received in the Reverse Stock Split generally should be the same as such U.S. holder’s aggregate tax basis in the shares of our Common Stock that such U.S. holder owned immediately prior to the Reverse Stock Split, except potentially to the extent that any gain is recognized with respect to an additional fraction of a share of our Common Stock received solely as a result of rounding up. The holding period for the shares of our Common Stock received in the Reverse Stock Split generally should include the period during which a U.S. holder held the shares of our Common Stock that were surrendered in the Reverse Stock Split, except that any additional fraction of a share of our Common Stock received as a result of rounding up in lieu of issuance of fractional shares may have a new holding period starting on or immediately after the date of the Reverse Stock Split. The Treasury regulations provide detailed rules for allocating the tax basis and holding period of shares exchanged in a reorganization, and U.S. holders should consult their personal tax advisors regarding such allocation. In addition, U.S. holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO U.S. HOLDERS, AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR COMMON SHARES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO IT.
Interests of Officers and Directors in this Proposal
Our officers and directors do not have any substantial interest, direct or indirect, in this proposal.
Vote Required and Board Recommendation
The affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve this proposal to amend the Charter to effect a Reverse Stock Split of our Common Stock. Abstentions will have the effect of a vote against this proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.
The Board unanimously recommends that you vote “FOR” this Proposal No. 3 to approve the Amendment to the Charter to effect a Reverse Stock Split of our Common Stock, at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Board.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2024 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.
Overview
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
In evaluating our overall executive compensation program and decisions for the 2024 fiscal year, including awards under our compensation programs, the Compensation Committee considered a number of factors, including that 2024 was our first year operating as a public company, incentivizing the achievement of both strategic enterprise and financial objectives and our position as a transformational company. Going forward, the Compensation Committee will be making any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of our named executive officers (each, a “NEO”) against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.
For the year ended December 31, 2024, our NEOs were:

Name	Age	Position
Dr. Raluca Dinu(1)	51	Chief Executive Officer and Director (Class III)
Dr. John C. Klock(2)	80	Former Chief Executive Officer and Director (Class III)
Anastas Budagov(3)	37	Chief Financial Officer
________________

(1)Dr. Raluca Dinu has served as our Chief Executive Officer and Class III Director since March 12, 2024, when she was appointed by the Board to replace Dr. John C. Klock, effective immediately.
(2)Dr. John C. Klock served as our Chief Executive Officer since our inception and until March 12, 2024, when he was replaced by the Board with Dr. Dinu.
(3)Mr. Budagov has served as our Chief Financial Officer since December 2023, and the Board ratified his prior appointment on March 12, 2024.
Compensation Philosophy and Objectives
The Company has developed an executive compensation program that is consistent with the compensation policies and philosophies of the Compensation Committee and the Board, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.
The objectives of the Company’s executive compensation program are to encourage retention and recruitment of high-performing executives, to motivate employees and align executive interests across the organization and with the Company’s stockholders, to reward sustainable financial performance, accountability and innovation, to create consistence with the Company’s strategy and culture (mission, vision and values) and to balance innovation and performance with risk. In setting executive compensation in 2024, the Compensation Committee took into account the Company’s strategy, culture and stage in defining plan feature tradeoffs. The Compensation Committee also looked to manage exceptions to its approach based upon the individual profiles of various members of the Company’s management.
Decisions regarding executive compensation reflect a belief that the executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance.” Total compensation will be comprised of base salary, short-term incentive and long-term incentive. A significant portion of compensation for the members of management of the Company is tied to annual performance objectives. All elements of the compensation are defined in absolute dollar values. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies.
Base Salary
Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience and market factors. The base salary is an annual total cash salary paid over 12 months in equal amounts. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall Company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2024 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance.

Name	2024 Base Salary
Dr. Raluca Dinu(1)	$470,000
Dr. John C. Klock(2)	$—
Anastas Budagov(3)	$380,000
________________
(1)Dr. Raluca Dinu’s base salary is based on her employment agreement dated March 12, 2024.
(2)Dr. John C. Klock did not receive a base salary.
(3)Mr. Budagov’s base salary is based on his employment agreement dated March 12, 2024.
Annual Bonuses
The Company uses annual cash incentive bonuses for the NEOs to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The annual cash incentive bonus is expressed as a percentage of an individual’s base salary. The Compensation Committee set the performance targets using two financial metrics for the 2024 fiscal year: total revenue; and cash balance. Determination of the achievement of the targets is based upon the full year financial results following the completion of the audit of the Company’s consolidated financial statements. Following the end of the year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that will payable to the NEOs.
Equity-Based Awards
The Company uses equity-based awards to reward long-term performance of the NEOs. The Company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its NEOs with the interests of its stockholders and serves to motivate and retain the individual NEOs. Any awards would be made in accordance with the executive compensation program discussed above. Although the Company has not used a specific predetermined schedule to grant equity-based awards as 2024 was the first year that the Company made such awards as a public company, it is the policy of the Company regarding our grants of equity-based awards that the Company does not (a) backdate equity award grants, (b) time the public release of material information or (c) purposely accelerate or delay equity award grants with the intent of allowing an award recipient to benefit from a more favorable stock price. The Company is currently using time-based stock option awards to encourage long term performance.
Other Compensation
The Company maintains various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the NEOs may participate. It also provides certain perquisites to its NEOs, subject to the Compensation Committee’s ongoing review.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) as a covered employee for any taxable year beginning after December 31, 2016. It is the policy of the Company to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and the Company may do so.
Summary of Compensation Table
The table below sets forth the annual compensation levels of our NEOs for 2024 and 2023, who as a smaller reporting company consist of the principal executive officer who serves as Chief Executive Officer of QT Imaging, and the next two most highly compensated executive officers. The compensation totals and individual amounts reflect the compensation of such officers by the Company or QT Imaging as of December 31, 2024 and 2023. In the fiscal year 2025, such totals and amounts may change based on, among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Bonus ($)	All Other Compensation ($)	Total ($)
Dr. Raluca Dinu(2) Chief Executive Officer & Class III Director	2023	—	—	—	—	—
	2024	359,731	279,070	—	—	638,801
John Klock, M.D., Former President and Chief Executive Officer & Chief Medical Officer	2023	—	—	—	—	—
	2024	—	—	—	—	—
Anastas Budagov (3) Chief Financial Officer	2023	—	—	—	—	—
	2024	290,846	153,725	63,333	—	507,904
Mikel Ann Price (4) Former Chief Financial Officer	2023	267,596	—	—	22,211	289,807
	2024	—	—	—	—	—

__________________
(1)Consists of shares of common stock of the Company issuable upon vesting and exercise of stock options. The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)On March 12, 2024, the Board appointed Dr. Raluca Dinu to serve as the Chief Executive Officer of the Company, effective immediately. Dr. Raluca Dinu’s base salary per her employment agreement, which the Board approved on March 18, 2024, effective as of March 12, 2024 was $470,000. On July 3, 2024, the Board approved the grant of 550,000 stock options to Dr. Raluca Dinu. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option. One-third of the stock options granted will vest on February 15, 2025, and the remaining two-thirds of the stock options will vest quarterly over a two year period thereafter.
(3)On March 12, 2024, the Board ratified the prior appointment of Mr. Budagov as the Company’s Chief Financial Officer. Mr. Budagov’s base salary per his employment agreement, which the Board approved on March 18, 2024, effective as of March 12, 2024 was $380,000. On July 3, 2024, the Board approved the grant of 325,000 stock options to Mr. Budagov. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option. One-third of the stock options granted will vest on February 15, 2025, and the remaining two-thirds of the stock options will vest quarterly over a two year period thereafter. During 2024, Mr. Budagov received a sign-on bonus of $63,333 in accordance with his employment agreement.
(4)Effective December 8, 2023, Mikel Ann Price resigned from her full-time position as Chief Financial Officer. As part of her final termination payment, Ms. Price received a cash payment of $22,211 for earned and unused PTO.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of the Company’s NEOs as of December 31, 2024.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Raluca Dinu	07/03/2024	—	590,000	$0.748	07/03/2034
Anastas Budagov	07/03/2024	—	325,000	$0.748	07/03/2034
Employment Arrangements with Named Executive Officers
Employment Agreement with Dr. Raluca Dinu
On March 12, 2024, the Board appointed Dr. Raluca Dinu, who is also a member of the Board, to be employed as its Acting Chief Executive Officer effective as of March 12, 2024. Dr. Dinu will report to the Board. On March 18, 2024, the Board approved an employment agreement (the “CEO Employment Agreement”) between Dr. Dinu and the Company, effective as of March 12, 2024, governing the terms of Dr. Dinu’s employment by the Company, which the Company and Dr. Dinu then entered into.
Under the terms of the CEO Employment Agreement, Dr. Dinu will be hired on an “at will” basis and shall serve as the Company’s Chief Executive Officer on an interim but full-time basis, performing her duties and responsibilities in such capacity. The CEO Employment Agreement provides that Dr. Dinu will serve as the Company’s Chief Executive Officer until the earlier of the twelve (12) month anniversary of the Effective Date or the date on which her employment is terminated in accordance with the terms of CEO Employment Agreement, but that the term of the CEO Employment Agreement may be renewed by written agreement between Dr. Dinu and the Company. Dr. Dinu’s employment is “at will” and terminable by the Company at any time and for any reason or no reason, including as a result of her death or disability, as provided in the CEO Employment Agreement, and with or without “cause”. Dr. Dinu may terminate her employment with the Company at any time and for any reason or no reason, including with or without “good reason”.
The Company will pay Dr. Dinu a base salary at the initial annualized rate of $470,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time by the Board or the Compensation Committee (hereinafter referred to as the “CEO Base Salary”). Such CEO Base Salary will be paid in accordance with the Company’s standard payroll practice. The CEO Base Salary will be reviewed annually and Dr. Dinu will be eligible to receive a salary increase annually, during the compensation cycle, in an amount to be determined by the Board or the Compensation Committee in its sole and exclusive discretion. Once adjusted, the new salary will become the CEO Base Salary for purposes of the CEO Employment Agreement.
Dr. Dinu will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees. Dr. Dinu will be eligible to accrue up to sixty days of paid time off per year, in accordance with the Company’s policies as in effect from time to time. The Company will pay or reimburse all reasonable, customary and necessary business expenses, subject to any maximum annual limit or other restrictions as set by the Board or its designated committee.
For each fiscal year (“FY”) of the Company completed during the term of Dr. Dinu’s employment as Chief Executive Officer, Dr. Dinu shall have the opportunity to earn an annual bonus (“CEO Annual Bonus”) under the executive incentive plan then applicable to executives of the Company generally, as in effect from time to time, with the actual amount of each CEO Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with Dr. Dinu, and for which the target of the CEO Annual Bonus is an amount equal to 65% of the annual Base Salary during the specific FY. Any CEO Annual Bonus due to Dr. Dinu will be payable not later than two and one-half months following the close of the FY for which the bonus was earned. Except as otherwise provided in the CEO Employment Agreement, Dr. Dinu must be employed on the date annual bonuses are paid under the Company’s executive incentive plan in order to be eligible to earn an CEO Annual Bonus for the preceding FY.
Dr. Dinu shall also have the opportunity to earn a bonus (the “Special Achievement Bonus”) upon completion of acquisitions or sales (in each case, whether by merger, asset purchase or stock purchase, or any other method as approved by the Board), or other special activities that generate value to the Company as recognized by the Board or a designated committee of the Board, including, but not limited to, the Compensation Committee, as being eligible for such special achievement bonus. To the extent any of the mentioned above activities are recognized, in good faith, by the Board (or its designated committee) as being eligible for a Special Achievements Bonus, then Dr. Dinu shall have the right to present a proposed bonus structure to the Board, who shall consider the benefit of the activity to the Company’s stockholders, the nature of the activity, the benefits of the activity to the Company’s technology, business development, or cash position and such other factors as the Board and Dr. Dinu agree in good faith are relevant and appropriate. Whether any Special Achievement Bonus is paid and the amount of any such bonus, shall be in the sole discretion of the Board (or its designated committee).
The CEO Employment Agreement provides for the grant of equity awards, in a form to be determined, in the amount of 550,000 shares of Common Stock to Dr. Dinu, pursuant to and subject to the terms of the Company’s 2024 Equity Incentive Plan (the “2024 Plan”), and subject to approval by the Board and the filing of an effective registration statement on Form S-8 by the Company. Any further equity awards shall be at the discretion of the Board or its designation committee. All of the outstanding and unvested awards held by Dr. Dinu shall vest in the event of a change in control, and if the awards require exercise, be exercisable for the duration of the maximum permitted exercise period as set forth in such grant or grants from the Board, and all of the remaining undelivered shares shall be delivered for such awards that are of stock units immediately prior to and contingent upon the change of control, to the extent delivery will not result in adverse Section 409A tax consequences.
In the event of a change in control, the Company will pay Dr. Dinu the following payments, subject to her continued service through the closing of such change of control transaction and her return of a release of claims: (i) to the extent not already paid, the target amount of the CEO Annual Bonus (the “Target Bonus”) for the entire FY in which the change in control occurs, and (ii) a lump sum equal to (A) two (2) years of (a) the CEO Base Salary in effect and (B) the average of the entire CEO Annual Bonuses and Special Achievement Bonuses paid to Dr. Dinu for the two FYs completed prior to the change of control, as applicable, or, if only one such FY has been completed, then based on the amount of the CEO Annual Bonus and the Special Achievement Bonus for such FY (the “CEO Bonus”) (not including however in calculating the Bonus, any Special Achievement Bonus payable for the change of control transaction shall not be included in determining the entire Annual Bonuses and Special Achievement Bonuses). The occurrence of a change of control will trigger the vesting of all outstanding, unvested awards held by Dr. Dinu and a potential tax equalization payment or gross-up payment which would place Dr. Dinu in the same after-tax position as if any excise tax penalty did not apply with respect to compensation received by Dr. Dinu in connection with such change in control. For the purposes of the CEO Employment Agreement, a “change of control” means the occurrence of one or more of the following: (i) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company or any of its affiliates, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent or more of the total number of votes that may be cast for the election of directors of the Company; (ii) the consummation of a merger or consolidation of the Company with any other person (other than a member of the Company and/or its affiliates), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) within twelve months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (iv) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s affiliates.
Dr. Dinu would be entitled to receive certain compensation if her employment with the Company is terminated without “cause” or she resigns for “good reason” (as those terms are defined in the CEO Employment Agreement) in the absence of a change of control transaction, including (i) six months’ of her annual base salary then being paid, payable in equal monthly installments, (ii) a final pro-rated bonus for the period of the year that she has worked prior to termination, (iii) additional compensation equal to eighteen months of Dr. Dinu’s base salary then in effect plus two times the amount of the CEO Bonus (with “CEO Bonus” being defined as the average of the entire CEO Annual Bonuses and Special Achievement Bonuses (each, as defined in the CEO Employment Agreement) paid to Dr. Dinu for the two fiscal years completed prior to her termination), payable in a lump sum subject to certain conditions more fully described in the CEO Employment Agreement.
In the event that Dr. Dinu’s employment is terminated as a result of her death, the Company shall pay to her estate within sixty days of the date of termination (the “Date of Termination”) (i) the CEO Base Salary earned but not paid as of the Date of Termination and any un-reimbursed business expenses (together, the “CEO Final Compensation”), (ii) twelve months’ CEO Base Salary in effect as of Date of Termination, (iii) the Target Bonus for the FY in which the Date of Termination occurs, and (iv) the full premium health and dental plan coverage for each of Dr. Dinu’s qualified beneficiaries for the later of the expiration of the term of the CEO Employment Agreement or one year following the Date of Termination, or until COBRA is no longer available to such beneficiaries (the “Beneficiary Benefits”).
If Dr. Dinu’s employment is terminated as a result of a disability (as defined in the CEO Employment Agreement), then, in addition to the Final Compensation, payable as a lump sum as of March 15th of the year following the Date of Termination, the Company will pay Dr. Dinu a pro-rated CEO Annual Bonus for the year during which the Date of Termination takes place, as determined by the Board, and the Beneficiary Benefits.
In the event that Dr. Dinu is terminated with “cause” (as is defined in the CEO Employment Agreement), then the Company shall make no payments to Dr. Dinu other than provision of the CEO Final Compensation, payable no later than ten days after the Date of Termination. Any equity in the Company held by Dr. Dinu in such case shall be governed by the terms of the Company’s equity incentive plans.
If the Company terminates Dr. Dinu or Dr. Dinu terminates her employment for any reason, and a change in control has occurred within twelve months prior to the Date of Termination, then subject to Dr. Dinu’s providing a release of claims and compliance with surviving obligations, including confidentiality, the Company shall provide health and dental plan coverage for Dr. Dinu and her beneficiaries for at most two years.
If Dr. Dinu terminates her employment upon sixty days’ notice, other than for “good reason” and a change in control has not occurred, if the Board so elects, the Company will pay her the CEO Base Salary for the initial sixty days of the notice period in accordance with usual payroll practices.
Concurrent with the CEO Employment Agreement and as a condition thereof, Dr. Dinu entered into a Proprietary Information and Inventions Agreement, which relates to the protection of confidential information of the Company and the ownership by the Company of proprietary information and patents and other intellectual property.
Under the CEO Employment Agreement, the Company has agreed to indemnify Dr. Dinu in accordance with the bylaws and articles of organization of the Company in effect at the time indemnification is applicable, with Dr. Dinu agreeing to provide the Company with prompt notice of any actual or threated claim arising out of her employment. The Company shall also provide Dr. Dinu with the same coverage under any directors and officers liability insurance that the Company elects to maintain as it provides to its other executives, and the same as is provided other former executives, after the termination of her employment.
Employment Agreement with Anastas Budagov
On March 18, 2024, the Board approved an employment letter (the “CFO Employment Agreement”) between Mr. Budagov and the Company, effective as of March 12, 2024, governing the terms of Mr. Budagov’s employment by the Company, which the Company and Mr. Budagov then entered into.
Under the terms of the CFO Employment Agreement, Mr. Budagov will be hired on an “at will” basis and shall serve as the Company’s Chief Financial Officer on a full-time basis, performing his duties and responsibilities remotely.
The Company will pay Mr. Budagov a base salary at the initial annualized rate of $380,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time by the Board or the

Compensation Committee (hereinafter referred to as the “CFO Base Salary”). Such CFO Base Salary will be paid in accordance with the Company’s standard payroll practice. The CFO Base Salary will be reviewed annually and Mr. Budagov will be eligible to receive a salary increase annually, during the compensation cycle, in an amount to be determined by the Board or the Compensation Committee in its sole and exclusive discretion. Once adjusted, the new salary will become the CFO Base Salary for purposes of the CFO Employment Agreement.
Mr. Budagov will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s similarly-situated employees. Further, the CFO Employment Agreement provides that the Company will reimburse in accordance with its standard policies any business expenses incurred, including travel to the Company’s offices.
Mr. Budagov shall be eligible to earn an annual performance bonus (the “CFO Annual Bonus”) of up to $63,333 less applicable deductions and withholdings in his initial calendar year of employment, with the target CFO Annual Bonus being 40% of the CFO Base Salary in future years. Eligibility will depend upon applicable performance metrics, established by the Company in its sole discretion, and continuous employment on the date the bonus is paid. The Company shall pay a sign-on bonus to Mr. Budagov in the amount of $63,333 less applicable deductions and withholdings.
The CFO Employment Agreement provides for the grant of equity awards, in a form to be determined, in the amount of 325,000 shares of Common Stock to Mr. Budagov, pursuant to and subject to the terms of the 2024 Plan, and subject to approval by the Board and the filing of an effective registration statement on Form S-8 by the Company. One-third of the shares shall vest on February 15, 2025, and the remaining two-thirds shall vest in eight equal quarterly installments thereafter, subject to continued service with the Company through each vesting date. Any further equity awards shall be at the discretion of the Board or its designation committee.
Pursuant to the termination provisions of the CFO Employment Agreement, Mr. Budagov’s employment will terminate upon his death, and the Company may terminate his employment upon his disability (as defined in the CFO Employment Agreement).
If the Company terminates Mr. Budagov for any reason, then the Company shall pay to Mr. Budagov any CFO Base Salary earned through the Date of Termination, unpaid expense reimbursements, unused, accrued paid time off, and any vested benefits under any employee benefit plan (collectively, the “Accrued Benefit”).
If Mr. Budagov is terminated by the Company without cause, or if he terminates his employment for “good reason” (as defined in the CFO Employment Agreement), then the Company shall pay Mr. Budagov his Accrued Benefit. Further, subject to Mr. Budagov’s providing a release of claims and his compliance with surviving and confidentiality obligations, the Company shall also pay him severance in an amount of six months’ CFO Base Salary, paid in equal monthly installments, and any equity awards that were otherwise eligible to vest solely conditioned on continued service through the next scheduled vesting date for such awards shall vest immediately.
Concurrent with the CFO Employment Agreement and as a condition thereof, Mr. Budagov entered into a Proprietary Information and Inventions Agreement, which relates to the protection of confidential information of the Company and the ownership by the Company of proprietary information and patents and other intellectual property.

Director Compensation
The following table sets forth the compensation earned for services performed for us as a director by each member of our Board as of December 31, 2024, other than any directors who are also our NEOs, during the year ended December 31, 2024.

Name	Fees earned or paid in cash (S)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Dr. Avi S. Katz(2)
Chairman of the Board	52,490	18,920	—	71,410
Dr. John C. Klock(3)
Director (Class III)	24,226	18,920	—	43,146
Ross Taylor(4)
Director (Class II)	50,269	18,920	—	69,189
Daniel Dickson(5)
Director (Class I)	34,118	18,920	—	53,038
James Greene(6)
Director (Class I)	48,048	18,920	—	66,968
Professor Zeev Weiner(7)
Director (Class II)	46,232	18,920	—	65,152
_______________
(1)Consists of shares of Common Stock of the Company issuable upon vesting and exercise of stock options. The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2) “Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director and $28,264 paid in cash in the 2024 fiscal year as consideration for serving as the Chairman of the Board. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.
(3) “Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.
(4) “Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director and $26,043 paid in cash in the 2024 fiscal year as consideration for services on special board committee. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.
(5) “Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director and $9,892 paid in cash in the 2024 fiscal year as consideration for services on special board committee. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.
(6) “Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director and $23,822 paid in cash in the 2024 fiscal year as consideration for services on special board committee. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.
(7)“Fees earned or paid in cash” consists of $24,226 paid in cash in the 2024 fiscal year for services as a director and $22,006 paid in cash in the 2024 fiscal year as consideration for services on special board committee. “Option Awards” consist of 40,000 stock options granted on July 3, 2024 with one-third vesting on February 15, 2025 and remaining two-thirds vesting quarterly over two years thereafter. The stock options have an exercise price of $0.748 per option and a grant date fair value of $0.47 per option.

Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GigCapital5 Related Agreements
GigCapital5 Registration Rights Agreement
In connection with the Business Combination, at the closing, the Company, GigAcquisitions5 and certain securityholders of GigCapital5 and QT Imaging, Inc. entered into the GigCapital5 Registration Rights Agreement. In addition, pursuant to the terms of the GigCapital5 Registration Rights Agreement and subject to certain requirements and customary conditions, such securityholders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Company held by such securityholders. The GigCapital5 Registration Rights Agreements provides these securityholders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to register shares of Common Stock that they hold on customary terms, including customary demand and piggyback registration rights. The GigCapital5 Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
Under the GigCapital5 Registration Rights Agreement, the Company will indemnify such securityholders and certain persons or entities related to such securityholders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the securityholders sell their registrable securities, unless such liability arose from such securityholder’s misstatement or alleged misstatement, or omission or alleged omission, and the securityholders including registrable securities in any registration statement or prospectus will indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.
The Company registered securities for resale in accordance with the terms of the GigCapital5 Registration Rights Agreement in a registration statement on Form S-1 that was declared effective by the SEC on May 22, 2024.
Lock-up Agreement
GigCapital5 and certain stockholders of the Company entered into a lock-up agreement (the “Lock-Up Agreement”) at the closing of the Business Combination. The Lock-Up Agreement provided that, subject to certain exceptions, each of such stockholders will not transfer any shares of the Common Stock beneficially owned or owned of record by such of the stockholders until the earlier of (a) six months following the closing Date; (b) subsequent to the closing, the date on which the reported closing price of one share of the Common Stock quoted on the Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the closing) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the closing Date; and (c) subsequent to the closing, the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Company securities for cash, securities or other property. The restrictions on transfer under the Lock-Up Agreement expired on September 4, 2024.
Working Capital Notes
On December 13, 2023, GigCapital5 issued that certain Eleventh Amended and Restated Working Capital Note (the “Working Capital Note”) to GigAcquisitions5 for an aggregate principal amount of $1,500,000, the terms of which provide that GigAcquisitions5 may elect to convert the Working Capital Note, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with GigCapital5’s initial public offering. In connection with the closing, (i) GigAcquisitions5 elected to partially convert (the “Conversion”) $943,640 in principal balance outstanding under the Working Capital Note into 94,364 shares of common stock and 94,364 GigAcquisitions5’s private warrants of the Company, and (ii) the Company repaid the remaining principal balance of $556,360 to GigAcquisitions5 concurrently with the Conversion, such that the Company’s obligations under the Working Capital Note have been satisfied in full. In addition, on December 13, 2023, GigAcquisitions5 made an additional, unsecured, loan in the principal amount of $66,360 to GigAcquisitions5 (the “Non-Convertible Working Capital Note”). The Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and was not deposited into the Trust Account. On February 7, 2024, the Company amended and restated the Non-Convertible Working Capital Note (the “Second Non-Convertible Working Capital Note”) to reflect an additional principal amount of $195,887 extended by GigAcquisitions5 to the Company for a collective principal amount under the Second Non-Convertible Working Capital Note of $262,247. The Second Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and was not deposited into the Trust Account. The Company issued the Second Non-Convertible Working Capital Note in consideration for an additional loan from GigAcquisitions5 to fund the Company’s working capital requirements.
Extension Note
On August 28, 2023, GigCapital5 issued that certain non-convertible Eleventh Amended and Restated Promissory Note (as amended, the “Extension Note”) to GigAcquisitions5 for an aggregate principal amount of $1,560,000. On March 4, 2024, the Company and GigAcquisitions5 agreed to amend and restate the Extension Note to extend the date of maturity until March 4, 2025. On November 22, 2024, GigAcquisitions5 exchanged the Extension Note for the purchase of shares and warrants of the Company in a private placement.
QT Imaging Related Agreements
QTI Working Capital Note
In July 2020, QT Imaging, Inc. issued a convertible promissory note to Dr. John Klock that was amended on September 1, 2022 and November 14, 2022 (the “2022 Klock Note”), for a principal amount of $2,643,725. In addition, on May 3, 2023, QT Imaging, Inc. issued a promissory note (the “QTI Working Capital Note”) to Dr. Klock for a principal amount of $250,000. The QTI Working Capital Note was subsequently amended and restated five times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, and September 15, 2023 to add an additional principal amount of $50,000, for an aggregate principal amount outstanding as of September 30, 2023 under the QTI Working Capital Note of $650,000. The QTI Working Capital Note was issued to provide the Company with additional working capital during the period prior to consummation of the business combination agreement with GigCapital5, Inc. The QTI Working Capital Note is interest-free and matures on the earlier of (i) the date on which the Company consummates the business combination with GigCapital5, Inc.; (ii) the date the Company winds up; or (iii) December 1, 2023. The QTI Working Capital Note may be prepaid without penalty. On October 26, 2023, the QTI Working Capital Note was amended to increase the outstanding principal amount to $705,000 and extend the potential maturity date from December 1, 2023 to December 31, 2023. In connection with the closing of the Business Combination, the 2022 Klock Note and the QTI Working Capital Note maturity date was extended to July 1, 2025, the Company assumed the obligations under both of these notes, and all security interests and liens in favor of Dr. Klock were removed. In connection with the issuance of the note to Lynrock Lake, on February 26, 2025, the maturity dates on both of these notes held by Dr. Klock were extended to October 21, 2027.
QT Imaging Holdings Agreements
Dr. Klock has previously operated a medical practice as a sole proprietorship under the name QT Imaging Center (the “Practice”), where, among other things, patients can receive scans using a QT Breast Scanner. Dr. Klock retired effective December 31, 2024, and notified the Company that he is no longer operating the Practice.
Data Use and License Agreement
On April 3, 2024, the Company entered into a Data Use and License Agreement with the Practice, that conducts a medical practice and provides medical services, pursuant to which the Company was granted a license to use and disclose certain de-identified health information, as has been de-identified by the Practice in accordance with applicable law, for use in research and analytical processes in connection with the Company’s development and commercialization of the QT Ultrasound Breast Scanner-1 and other technologies.
Services Agreement
On April 5, 2024, the Company entered into a services agreement (the “Services Agreement”) with the Practice dated as of April 1, 2024 pursuant to which the Practice agreed to provide its services to the Company, including but not limited to providing healthcare services to patients, assisting with clinical trials and studies and assisting with drafting of institutional review board approved clinical protocols, assisting with the performance of research and development activities on behalf of the Company, providing comprehensive multi-day training on the operation of breast imaging technology for radiologist customers and other customer staff such as technicians, performing clinical validation of imaging software changes which may include recruiting patients, training of NXC personnel or Canon or its affiliates personnel on the operation of the Company’s imaging technology, as well as other services as specified in the Services Agreement. The Practice will receive $450 per hour for these services to be performed by Dr. Klock for a minimum of 15 hours a week as needed by the Company and its business and technical partners and not to exceed 60 hours per month (unless requested by the Company and agreed to by Dr. Klock). The parties have agreed that this compensation is the fair market value for the professional time of Dr. Klock, without taking into consideration the volume of value of any referrals of business between the parties. The QT Imaging Center will submit to the Company a written report listing the deliverables and the work hours (in increments of one quarter hour) rendered by the Practice during the previous three calendar months (the “Quarterly Report”) no later than five business days following the end of the last calendar month included in the Quarterly Report. The Company shall pay the compensation for the services to the Practice on a quarterly basis no later than fifteen business days after the month of the Company’s receipt of the Quarterly Report, unless there is a dispute concerning the Quarterly Report, in which case the Company shall timely communicate such dispute to the Practice. The term of the Services Agreement is one year unless earlier terminated and shall auto-renew for successive one-year periods, unless otherwise terminated. As a result of Dr. Klock's retirement on December 31, 2024, the Services Agreement has terminated.
Space and Equipment Sublease
On April 17, 2024, the Company, entered into a space and equipment sublease agreement (the “Space and Equipment Sublease”) with the Practice, pursuant to which the Practice will sublease certain medical equipment and space, currently leased from Hamilton Landing Novato LLC by the Company, to the Practice for use in its operations, on a full-time and exclusive basis. The Practice shall pay to the Company the rent for the Subleased Space (as defined in the Space and Equipment Sublease) on a monthly basis, payable on the first day of each month and no later than ten days thereafter, with the rent to be pro-rated for any partial month. The parties have determined that the rent equals the fair market value of the Subleased Space and subleased equipment (as defined in the Space and Equipment Sublease), without taking into account the proximity of the parties or the space to any source, volume or value of referrals between the parties or any patient thereof. Further, the Practice shall pay when due all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind imposed against the Company, the Practice or the subleased equipment with respect to the Space and Equipment Sublease, the subleased equipment, or any related fees, receipts or earnings, including local taxes and personal property taxes. As a result of Dr. Klock's retirement on December 31, 2024, the Space and Equipment Sublease has terminated.
Sublease Agreement
Subsequent to his December 31, 2024 retirement, Dr. Klock informed the Company that he would continue the Practice and that he would like to enter into a sublease for the Subleased Space. On January 23, 2025, the Company, entered into a Sublease Agreement (the “Sublease”) with the Practice for a sublease of the Subleased Space. The Practice shall pay to the Company a rental fee (the “Rent”) for the Subleased Space (as defined in the Sublease) in an amount equal to $5,666.00 until May 31, 2025, with such amount increasing to $5,836.24 during the period from June 1, 2025 until May 31, 2026, and subsequently $6,011.33 during the period from June 1, 2026 until May 31, 2027. The Rent shall be payable on a monthly basis, payable on the first day of each month and no later than five days thereafter, with the Rent to be pro-rated for any partial month. The parties have determined that the Rent equals the fair market value of the Subleased Space (as defined in the Sublease), without taking into account the proximity of the parties or the Subleased Space to any source, volume or value of referrals between the parties or any patient thereof. Further, the Practice shall pay when due all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind imposed against the Company, the Practice or the Subleased Space with respect to the Subleased Space, or any related fees, receipts or earnings, including local taxes and personal property taxes. The term of the Sublease is one year unless terminated and shall auto-renew on a month-to-month basis thereafter, unless otherwise terminated. The Sublease shall expire automatically upon the termination of the Prime Lease, which is set to terminate in April 2027.
Related Person Transactions Policy
The Board has adopted a related person transaction policy that sets forth the Company’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective upon approval by the Board following the consummation of the Business Combination. The Company’s Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of the Company’s Audit Committee provides that the Audit Committee will review and approve in advance any related party transaction.
A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee or director are not expected to be covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

It is expected that under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Company’s management must present information regarding the related person transaction to the Company’s Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent committee of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to the Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, the Company will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Company to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Company’s Code of Business Conduct and Ethics, the Company’s employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, it is expected that the Company’s Audit Committee, or other independent committee of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to the Company;
•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy also requires that, in determining whether to approve, ratify or reject a related person transaction, the Company’s Audit Committee, or other independent committee of the Board, will consider, in light of known circumstances, whether or not the transaction is consistent with the Company’s best interests and those of the Company’s stockholders, as the Company’s Audit Committee, or other independent committee of the Board, determines in the good faith exercise of its discretion.
Director Independence
The Board has undertaken a review of the independence of each director. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the following members of the Board do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and the Board has determined that each of these directors is “independent” as that term is defined under Nasdaq rules: Ross Taylor, Daniel Dickson, James Greene and Professor Zeev Weiner.
In making these determinations, the Board has considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deems relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.” Other than that Drs. Katz and Dinu are married to each other, there are no family relationships among any of the directors or executive officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of July 16, 2025 regarding the beneficial ownership of shares of Common Stock of the Company by:
•each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known to be the beneficial owner of more than 5% of the Common Stock of the Company;
•each of the Company’s NEOs as of December 31, 2024;
•each of the Company’s directors as of June 30, 2025; and
•all of the Company’s NEOs as of December 31, 2024 and directors as of June 30, 2025, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. As of July 16, 2025, there were 28,710,144 shares of our Common Stock outstanding.
Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner†	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %
Directors and Named Executive Officers:
Dr. Avi S. Katz (2)(3)(4)(5)	1,876,351	6.4%
Dr. John Klock (1)(6)(7)	2,901,140	10.1%
Dr. Raluca Dinu (1)(3)(8)	2,151,350	7.2%
Ross Taylor (1)(3)(9)	404,964	1.4%
Professor Zeev Weiner (1)(3)(10)	212,482	*
Daniel Dickson (1)(3)(10)	212,482	*
James Greene (1)(3)(11)(12)	1,182,414	4.0%
Anastas Budagov (1)(13)	162,500	*
All Directors and Executive Officers of the Company as a Group (8 Individuals)	9,103,683	28.8%
Five Percent or Greater Holders:
John C. Klock, Jr. and Cynthia L. Klock Trust Dated 7/27/07(1)(6)(7)	2,901,140	10.1%
Lynrock Lake Master Fund LP(14)	2,666,245	9.3%
__________________
*Less than 1%.
(1)Unless otherwise indicated, the business address of each of the individuals is 3 Hamilton Landing, Suite 160, Novato, CA 94949.
(2)The business address for this person is 1731 Embarcadero Road, Suite 200, Palo Alto, California 94303.
(3)Includes shares of Common Stock underlying warrants that are exercisable within 60 days.
(4)Includes 136,875 shares of Common Stock underlying stock options that are exercisable within 60 days.
(5)Includes warrants to purchase 571,431 shares of Common Stock that are exercisable within 60 days.
(6)Shares held by John C. Klock, Jr. and Cynthia L. Klock Trust Dated 7/27/07.
(7)Includes 20,000 shares of Common Stock underlying stock options exercisable within 60 days.
(8)Includes 571,440 shares of Common Stock underlying warrants and 411,875 shares of Common Stock underlying stock options that are exercisable within 60 days.
(9)Includes 171,232 shares of Common Stock underlying warrants and 62,500 shares of Common Stock underlying stock options that are exercisable within 60 days.
(10)Includes 85,616 shares of Common Stock underlying warrants and 41,250 shares of Common Stock underlying options that are exercisable within 60 days.
(11)Includes 200,000 shares of Common Stock and 428,082 shares of Common Stock underlying warrants held by Sky D Ventures, LLC that are exercisable within 60 days. The securities held by Sky D Ventures, LLC are beneficially owned by James Greene, a member of our Board. Mr. Greene is also the Managing Member of Sky D Ventures, LLC, who has sole voting and dispositive power over the securities held by Sky D Ventures, LLC.
(12)Includes 126,250 shares of Common Stock underlying stock options that are exercisable within 60 days.
(13)Consists of 162,500 shares of Common Stock underlying stock options that are exercisable within 60 days.
(14) Shares held by Lynrock Lake Master Fund LP. Lynrock Lake LP is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over the shares held by Lynrock Lake Master Fund LP. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over the shares held by Lynrock Lake Master Fund LP. Pursuant to the terms of the Warrant Agreement that governs certain of the warrants for the purchase of shares of Common Stock held by Lynrock Lake Master Fund LP, Lynrock Lake Master Fund LP has elected to not have the right to exercise such warrant, to the extent that after giving effect to such exercise, it would beneficially own in excess of 4.9% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. Pursuant to the terms of the other Warrant held by Lynrock Lake Master Fund LP, Lynrock Lake Master Fund LP has elected to not have the right to exercise such warrant, to the extent that after giving effect to such exercise, it would beneficially own in excess of 4.99% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, New York 10573.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information as of December 31, 2024 regarding equity compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	1,955,000	$0.75	403,093
Equity compensation plans not approved by security holders	—	—	—
Totals	1,955,000		403,093

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our management team and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2024, each of our directors and executive officers were delinquent filers as they each filed a Form 4 reporting the grant of stock options made by the Company on July 3, 2024 either one or two days late as a result of the July 4 holiday weekend. In addition, Dr. Avi Katz and Dr. Raluca Dinu each reported a distribution of shares made to each of them in September 2024 by an investment fund that previously held those shares one day late.
STOCKHOLDER PROPOSALS AND NOMINATIONS
TO BE PRESENTED AT 2026 ANNUAL MEETING
SEC rules permit stockholders to submit proposals for inclusion in our 2026 proxy statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices, located at Three Hamilton Landing, Suite 160, Novato, California 94949, no later than the close of business on April 21, 2026 (120 days prior to the anniversary of this year’s mailing date). If the 2026 annual meeting is held more than 30 days before or after the first anniversary of the date of the Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2026 annual meeting, which we deem to be the later of 90 days prior to the 2026 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. Failure to deliver a proposal in accordance with these procedures may result in it being deemed not timely received.
Submitting a stockholder proposal does not guarantee that we will include it in our 2026 proxy statement. Stockholder proposals that do not meet the requirements set forth above may be excluded from our 2026 proxy statement as provided under Rule 14a-8. Our Nominating and Corporate Governance Committee reviews all stockholder proposals submitted for inclusion in our proxy statements and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of this Proxy Statement.
Stockholders who intend to present a director nomination or other proposal at an annual meeting must comply with the advance notice provisions contained in our Bylaws, which include delivering notice of such nomination or other proposal to our Secretary at our principal executive offices no earlier than 120 and no later than 90 days prior to the first anniversary of the prior year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Based on the Annual Meeting date of August 19, 2025, a stockholder’s notice will be considered timely for the 2026 annual meeting if it is received by our Secretary no earlier than April 21, 2026, and no later than May 21, 2026. However, if the 2026 annual meeting is held more than 30 days before or after the first anniversary of the Annual Meeting, such stockholder’s notice must be delivered to our Secretary by the later of 90 days prior to the 2026 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. The stockholder’s notice must satisfy the information requirements of Section 3.2 of our Bylaws with respect to each director nomination and Section 2.7 of our Bylaws with respect to each other proposal that such stockholder intends to present at the 2026 annual meeting.
In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with any additional requirements of Rule 14a-19 under the Exchange Act.
We will not entertain any nominations or other proposals at an annual meeting that do not satisfy the advance notice requirements set forth in our Bylaws or the requirements established by the SEC. For nominations or other proposals that are properly submitted and timely filed, if the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal, provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary at our principal executive offices. Our Bylaws are also available online through the SEC’s EDGAR website as Exhibit 3.2 to our Annual Report on Form 10-K filed with the SEC on March 31, 2025. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or other proposal.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board knows of no other business that will be conducted at this Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding QT Imaging stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at our principal executive offices, or contact Morrow Sodali, our proxy solicitor, at (800) 662-5200 or by emailing QTI@investor.sodali.com, and we will promptly send you what you have requested. You can also contact Morrow Sodali at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

DR. AVI S. KATZ
Chairman of the Board

July 17, 2025

APPENDIX A
CERTIFICATE OF AMENDMENT to the SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of QT IMAGING HOLDINGS, INC.
QT Imaging Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is QT Imaging Holdings, Inc. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2024.
SECOND: That the Board of Directors of the Corporation, at a meeting duly held on July __, 2025, duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and directing that the Amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting:
RESOLVED, that Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, be, and it hereby is, amended to insert Section 4.5 at the end of such Article IV, which section shall read as follows:
Section 4.5 Reverse Stock Split. Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the [ ] shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed, on a [ ]-for-[ ] basis, into [ ] fully paid and nonassessable shares of common stock, par value $0.[001] per share (the “New Common Stock”), such that [ ] ([ ]) shares of Old Common Stock will be converted into and reconstituted as one (1) share of New Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”), shall be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified pursuant to this Certificate of Amendment. Until surrender, each Old Certificate will continue to be valid and represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to this Certificate of Amendment, excluding any fractional shares. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.
THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its duly authorized officer as of this th day of , 2025.
QT IMAGING HOLDINGS, INC.
By:
Name: Dr. Raluca Dinu
Title: Chief Executive Officer

QT IMAGING

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QTI2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V77200-P36867 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QT IMAGING HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS NOMINATED BY THE BOARD AS CLASS I DIRECTORS FOR ELECTION AT THE 2025 ANNUAL MEETING	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Daniel Dickson
02) James Greene

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V77201-P36867

QT IMAGING HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 19, 2025 1:00 PM EDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Dr. Raluca Dinu and Stas Budagov, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QT IMAGING HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM EDT, on August 19, 2025, at www.virtualshareholdermeeting.com/QTI2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side